                                                                   EXHIBIT 99.12


                              I2 TECHNOLOGIES, INC.
                        STOCK OPTION ASSUMPTION AGREEMENT

                  OPTIMAX SYSTEMS CORPORATION STOCK OPTION PLAN


OPTIONEE:  1~

            STOCK OPTION ASSUMPTION AGREEMENT issued as of the 15th day of May, 1997 by i2 Technologies, Inc., a Delaware corporation ("i2 Technologies").

            WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding non-statutory stock options to purchase shares of the common stock of Optimax Systems Corporation, a Delaware corporation ("Optimax"), which were granted to Optionee under the Optimax Systems Corporation Stock Option Plan (the "Plan") and are evidenced by a Stock Option Agreement (the "Option Agreement") between Optimax and Optionee.

            WHEREAS, Optimax has this day been acquired by i2 Technologies through merger of OSC Acquisition Corporation, a wholly-owned i2 Technologies subsidiary, with and into Optimax (the "Merger") pursuant to the Agreement and Plan of Merger dated May 15, 1997, by and among i2 Technologies, Optimax and OSC Acquisition Corporation (the "Merger Agreement").

            WHEREAS, the provisions of the Merger Agreement require i2 Technologies to assume all obligations of Optimax under all options outstanding under the Plan at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

            WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio in effect for the Merger is 0.202833 of a share of i2 Technologies common stock ("i2 Technologies Stock") for each outstanding share of Optimax Stock (the "Exchange Ratio").

            WHEREAS, this Agreement is to become effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options under the Plan which have become necessary by reason of the assumption of those options by i2 Technologies in connection with the Merger.

            NOW, THEREFORE, it is hereby agreed as follows:

            1. The number of shares of Optimax common stock ("Optimax Stock") subject to the stock options held by Optionee under the Plan immediately prior to the Effective Time (the "Optimax Options") and the exercise price payable per share are set forth in Exhibit A hereto. i2 Technologies hereby assumes, as of the Effective Time, all the duties and obligations of Optimax under each of the Optimax Options. In connection with such assumption, the number of shares of i2 Technologies Stock purchasable under each i2 Technologies Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of i2 Technologies Stock subject to each Optimax Option hereby assumed shall be as specified for that option in attached Exhibit B, and the adjusted exercise price payable per share of i2 Technologies Stock under the assumed Optimax Option shall be as indicated for that option in attached Exhibit B.

            2. The intent of the foregoing adjustments to each assumed Optimax Option is to assure that the spread between the aggregate fair market value of the shares of i2 Technologies Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this agreement will, immediately after the consummation of the Merger, equal the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Optimax Stock subject to the Optimax Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also designed to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Optimax Option immediately prior to the Merger.

            3. The following provisions shall govern each Optimax Option hereby assumed by i2 Technologies:

                              (a) Unless the context otherwise requires, all
            references to the "Company" in each Option Agreement and in the Plan (as incorporated into such Option Agreement) shall mean i2 Technologies, all references to "Common Stock" shall mean shares of i2 Technologies Stock, all references to the "Board of Directors" shall mean the Board of Directors of i2 Technologies, and all references to the "Committee" shall mean the Compensation Committee of the i2 Technologies Board of Directors.

                              (b) The grant date and the expiration date of each
            assumed Optimax Option and all other provisions which govern either the exercisability or the termination of the assumed Optimax Option shall remain the same as set forth in the Option Agreement applicable to that option and shall accordingly govern and control Optionee's rights under this Agreement to purchase i2 Technologies Stock.

                              (c) Each assumed Optimax Option shall remain
            exercisable in accordance with the same installment exercise schedule in effect under the applicable Option Agreement immediately prior to the Effective Time, with the number of shares of i2 Technologies Stock subject to each such installment adjusted to reflect the Exchange Ratio. Accordingly, no accelerated vesting of the Optimax Options shall be deemed to automatically

                                       2.

            occur by reason of the Merger, and the grant date for each assumed Optimax Option shall accordingly remain the same as in effect under the applicable Option Agreement immediately prior to the Merger.

                              (d) For purposes of applying any and all
            provisions of the Option Agreement relating to Optionee's status as an employee with the Company, Optionee shall be deemed to continue in such employee status for so long as Optionee renders services as an employee to i2 Technologies or any present or future i2 Technologies subsidiary, including (without limitation) Optimax. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Optimax Option upon Optionee's cessation of employee status with Optimax shall hereafter be applied on the basis of Optionee's cessation of employee status with i2 Technologies and its subsidiaries, and each assumed Optimax Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of employment with i2 Technologies and its subsidiaries.

                              (e) The adjusted exercise price payable for the i2
            Technologies Stock subject to each assumed Optimax Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of i2 Technologies Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Optimax Stock prior to the Merger shall be taken into account.

                              (f) In order to exercise each assumed Optimax
            Option, Optionee must deliver to i2 Technologies a written notice of exercise in which the number of shares of i2 Technologies Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of i2 Technologies Stock and should be delivered to i2 Technologies at the following address:

                                    i2 Technologies, Inc.
                                    909 E. Las Colinas Boulevard, 16th Floor
                                    Irving, Texas  75039
                                    Attention: ________________

            4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.



                                       3.

            IN WITNESS WHEREOF, i2 Technologies, Inc. has caused this Stock Option Assumption Agreement to be executed on its behalf by its duly-authorized officer as of the ___ day of _____, 1997.



                                          I2 TECHNOLOGIES, INC.

                                          _____________________________________
                                          By:




                                 ACKNOWLEDGMENT


            The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Optimax Options hereby assumed by i2 Technologies, Inc. are as set forth in the Option Agreement, the Plan and such Stock Option Assumption Agreement.


                                          _____________________________________
                                          1~, OPTIONEE



DATED: __________________, 199_



                                       4.

                                    EXHIBIT A

Optionee's Outstanding Options to Purchase Shares of Optimax Systems Corporation
                            Common Stock (Pre-Merger)

                                    EXHIBIT B

   Optionee's Outstanding Options to Purchase Shares of i2 Technologies, Inc.
                           Common Stock (Post-Merger)